EXHIBIT 23.2

                                  LABONTE & CO.
                     C H A R T E R E D A C C O U N T A N T S
              610 - 938 Howe Street, Vancouver, BC, Canada, V6Z 1N9
   Telephone (604) 682-2778 Facsimile (604) 689-2778 Email info@labonteco.com

August 26, 2003

U.S.  Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washingtion, D.C. 20549

Dear Sir/Madame:

Re: Transax International Limited (formerly Vega-Atlantic Corporation) - Form S-8 Registration of 4,500,000 shares of common stock

We hereby consent to the incorporation by reference therein of our Auditors' Report dated June 3, 2003 to the Stockholders and Board of Directors with respect to the consolidated financial statements of the Company included in its annual report filed with the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2003 on Form 10-KSB.

Sincerely,

"LaBonte & Co."

LaBonte & Co.,
Chartered Accountants


c.c. Transax International Limited